Exhibit 99.1

ITEM 6.    SELECTED FINANCIAL DATA

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(In millions, except per share data)
Results of Operations
Net revenues	$18,015	$14,025	$8,612	$4,257	$5,707

Income (loss) from continuing operations	$1,430	$1,009	$330	$564	$(299)
Income (loss) from discontinued operations, net of tax	35	(163)	93	94	244
Cumulative effect of accounting changes, net of tax	(293)	—	(38)	(56)	—

Net income (loss)	$1,172	$846	$385	$602	$(55)

Per Share Data
CD Common Stock
Income (loss) from continuing operations:
Basic	$1.41	$0.99	$0.36	$0.79	$(0.40)
Diluted	1.38	0.97	0.35	0.76	(0.40)
Income (loss) from discontinued operations:
Basic	$0.03	$(0.16)	$0.11	$0.13	$0.33
Diluted	0.03	(0.16)	0.10	0.13	0.33
Cumulative effect of accounting changes:
Basic	$(0.29)	$—	$(0.05)	$(0.08)	$—
Diluted	(0.28)	—	(0.04)	(0.08)	—
Net income (loss):
Basic	$1.15	$0.83	$0.42	$0.84	$(0.07)
Diluted	1.13	0.81	0.41	0.81	(0.07)
Financial Position
Total assets	$39,072	$35,929	$33,579	$15,190	$15,412
Assets under management and mortgage programs	17,593	15,180	12,054	2,999	2,805
Total long-term debt, excluding Upper DECS	5,139	5,601	6,132	1,948	2,845
Upper DECS	863	863	863	—	—
Debt under management and mortgage programs (*)	14,785	12,747	9,844	2,040	2,314
Mandatorily redeemable preferred interest in a subsidiary	—	375	375	375	—
Mandatorily redeemable preferred securities issued by subsidiary holding solely senior debentures issued by the Company	—	—	—	1,683	1,478
Stockholders' equity	10,186	9,315	7,068	2,774	2,206

(*)
Includes related-party debt due to AESOP Funding II, LLC. See Note 16 to our Consolidated Financial Statements.

In presenting the financial data above in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported. See "Critical Accounting Policies" under Item 7 included elsewhere herein for a detailed discussion of the accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

During 2003, we consolidated a number of entities pursuant to Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities," and/or as a result of amendments to the underlying structures of certain of the facilities we use to securitize assets. See Notes 2, 16 and 17 to the Consolidated Financial Statements for more information.

See Note 10 to the Consolidated Financial Statements for a detailed discussion of restructuring and other unusual charges recorded for the years ended December 31, 2003, 2002 and 2001. During 2000 and 1999, we recorded restructuring and other unusual charges of $109 million and $117 million, respectively. Additionally, in 1999 we recorded a charge of approximately $2.9 billion in connection with the settlement of our class action securities litigation. We also recorded net gains on the dispositions of businesses of approximately $1.1 billion during 1999 primarily related to the disposition of our former fleet businesses.

During 2002 and 2001, we completed a number of acquisitions, which materially impacted our results of operations and financial position. See Note 4 to our Consolidated Financial Statements for a detailed discussion of such acquisitions and the pro forma impact thereof on our results of operations. Additionally, during 2002 we adopted the non-amortization provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." Accordingly, our results of operations for 2001, 2000 and 1999 reflect the amortization of goodwill and indefinite-lived intangible assets, while our results of operations for 2003 and 2002 do not reflect such amortization. See Note 5—Intangible Assets to our Consolidated Financial Statements for a pro forma disclosure depicting our results of operations during 2001 after applying the non-amortization provisions of SFAS No. 142.

Income (loss) from discontinued operations, net of tax includes the after tax results of Jackson Hewitt Tax Service Inc. for all periods presented and the after tax results of National Car Parks for 2002, 2001, 2000 and 1999, as well as the after tax loss on disposal of NCP in 2002 and the after tax gain on disposal of Cendant Software Corporation in 1999 ($174 million). See Note 1 to our Consolidated Financial Statements for detailed information regarding the discontinued operation presentation for Jackson Hewitt and NCP.